Exhibit 10.3
THIS MEDIUM TERM LOAN AGREEMENT is dated the 11th day of October, 2006.
BETWEEN
ECOBANK GHANA LIMITED, a limited liability company established under the Laws of the Republic of Ghana whose registered office is No. 19, Seventh Avenue, Ridge West, Accra, with postal address P.O. Box 16746, Accra-North in the Greater Accra Region of the Republic of Ghana
And
CAL BANK GHANA LIMITED, a limited liability company established under the Laws of the Republic of Ghana whose registered office is No. 23, Independence Avenue, Accra, with postal address P.O. Box 14596, Accra in the Greater Accra Region of the Republic of Ghana, (hereinafter collectively referred to as the “BANKS”) of the first part;
And
ECOBANK GHANA LIMITED, a limited liability company established under the Laws of the Republic of Ghana whose registered office is No. 19, Seventh Avenue, Ridge West, Accra, with postal address P.O. Box 16746, Accra-North in the Greater Accra Region of the Republic of Ghana, acting for and on behalf of the Banks (hereinafter referred to in this capacity as the “AGENT”) of the second part;
And
GOLDEN STAR (BOGOSO/PRESTEA) LIMITED, a company established under the Laws of the Republic of Ghana whose registered office is No.1, Milne Close, Off Dr. Amilcar Cabral Road, Airport Residential Area, Accra with postal address P.O. Box 16075, Airport, in the Greater Accra Region of the Republic of Ghana (hereinafter referred to as the “BORROWER”) of the third part.
Operative provisions:
1	Interpretation
1.1	In this Agreement, the following expressions shall have (save where the context otherwise requires) the meanings respectively attributed to them:
‘Accession Letter’ means a document substantially in the form set out in Schedule E.
‘Additional Bank’ means a bank that executes an Accession Letter and thereby agrees to be bound by the terms of this Agreement as an additional lender pursuant to Clause 20.

‘Advance’ means each advance made or to be made following delivery of a Drawing Notice valid in all respects under clause 4.1.
‘Agent’ means Ecobank Ghana Limited or any successor as agent of the Banks under this Agreement.
‘Agreement’ means this Medium Term Loan Agreement (MTLA) between the Borrower, the Agent and the Banks.
‘Availability Period’ means sixty days from the date of execution of this Agreement.
‘Banks’ means the banks listed in Schedule “A” as modified from time to time by the addition of an Additional Bank pursuant to Clause 20, and their respective successors in title and assigns for the time being participating in the Facility (each one being referred to as ‘the Bank’).
‘Barclays Facility’ means the loan agreement to be entered into between the Borrower and Barclays Bank of Ghana Limited for a principal amount of Fifteen Million United States Dollars (US$15,000,000), comprised of a Ten Million United States Dollars (US$10,000,000) medium term loan and a Five Million United States Dollars (US$5,000,000) overdraft facility, which shall be secured interalia by a Fixed Debenture which shall rank pari passu with that created in favour of the Banks.
‘BIOX Plant’ means the Bio-oxidation plant being built by GRD Minproc under an EPCM Contract dated 6th April 2006 for the Borrower at its Bogoso mine site.
‘Bogoso Holdings’ means Bogoso Holdings a company incorporated in the Cayman Islands having its registered office at Harbour Place, 103 South Church Street, Grand Cayman, Cayman Islands, which is owned and controlled by Golden Star Resources Limited. and which owns a 90% shareholding in the Borrower.
‘Business Day’ means a day on which banks are open for business in Ghana.
Caterpillar Facility’ means the loan agreement between Golden Star Resources Limited. (the Borrower’s ultimate parent company) and Caterpillar Financial Services Corporation, for an amount of up to Thirty Five Million United States Dollars (US$35,000,000) to fund the purchase of mining equipment for the Borrower and Golden Star (Wassa) Limited (a 90% owned subsidiary of Golden Star Resources Limited) which is secured with the mobile mining equipment of the Borrower and Golden Star (Wassa) Limited.
‘Drawing Notice’ means a notice of drawing substantially in the form set out in Schedule B.

‘Encumbrance’ means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, right of set-off or any security interest whatsoever, howsoever created or arising and whether relating to existing or future assets.
‘Event of Default’ means any of the events mentioned in clause 13.1 and includes any event which, with the giving of notice and/or the lapse of time and/or a determination being made under the relevant sub-clause, would be an Event of Default.
‘Facility’ means the medium term loan facility, the terms and conditions of which are set out in this Agreement.
‘Facility Amount” means the aggregate of Fifteen Million United States Dollars and any further amount(s) provided by the Additional Bank(s) as per the Accession Letter, less the aggregate amount of any and all repayments by the Borrower.
‘Final Maturity Date’ means twenty-seven months from the date of first Advance.
‘GRD Minproc’ means GRD Minproc (Pty) Limited, a company incorporated in the Republic of South Africa, registration No. 2002/021267/07 of Unit 1, Highbury House, Hampton Office Park North, 20 Georgian Crescent, Bryanston, South Africa.
‘Interest Payment Date’ means the last day of an Interest Period.
‘Interest Period’ means each month after the first Advance up to the Termination Date.
‘Lending Office’ means in relation to a Bank the office specified against its name in the preamble hereto or such other office as it may from time to time select.
‘Loan’ means the aggregate principal amount of all Advances made and for the time being outstanding.
‘Moratorium’ means three months from the first Advance on the principal payments.
‘Repayment Dates’ means the last day of each Interest Period.
‘Security’ means those assets of the Borrower securing the Facility referred to in clause 21.
‘Taxes’ includes all present and future taxes, stamp duties, levies, imposts, deductions, charges and withholdings whatsoever, together with any interest and penalties payable in connection with any failure to pay or delay in paying any of the above and ‘taxation’ shall be construed accordingly.
‘Termination Date’ means the close of business (GMT) on 31st January, 2009 or, if earlier, any date on which the Borrower is discharged from its obligation to make any repayments.

1.2	Any reference in this Agreement to:

1.2.1	a ‘month’ means (and references to ‘months’ shall be construed accordingly) a period starting on one day in a calendar month and ending on the numerically corresponding day in the next relevant calendar month or, if that day is not a Business Day, on the next Business Day in the said next calendar month, or, if none, on the preceding Business Day, provided that if either the period starts on the last Business Day in a calendar month or there is no corresponding day in the said next relevant calendar month, the period shall end on the last Business Day of the next relevant calendar month;

1.2.2	a ‘person’ shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or one or more of the foregoing;

1.2.3	a ‘statute’ shall be construed as a reference to such statute as amended or re- enacted from time to time;

1.2.4	a clause or a schedule is a reference to a clause or a schedule hereof.

1.3	Clause headings are for convenience only and shall not in any way affect the interpretation thereof.

1.4	Save where the context otherwise requires words importing the singular number include the plural and vice versa.

2	Facility

2.1	The maximum principal amount of the Facility available shall be the aggregate of Fifteen Million United States Dollars (US$15,000,000.00) plus any further amount provided by an Additional Bank (s) as per an Accession Letter.

2.2	Any part of the Facility:

2.2.1	remaining undrawn and uncancelled at the end of the Availability Period shall be automatically cancelled; and

2.2.2	at any time repaid or recovered from the Borrower shall be treated as a reduction in the Facility and shall not be available for re-borrowing.

2.3	Each of the Banks shall through its Lending Office, subject to the terms of this Agreement, participate in the Facility and each Advance hereunder in the proportion which its maximum liability as set out in Schedule A, bears to the Facility.

2.4	The Facility is made available severally by each of the Banks to the extent of its maximum liability and neither the Agent nor any other Bank shall be liable for the failure of a Bank to fulfill its obligations hereunder. Failure of one Bank to carry out its obligations hereunder shall not relieve the Borrower from its obligations towards the remaining Banks nor any other Bank or the Agent from its obligations hereunder.

3	Conditions precedent

3.1	The Facility will become available to the Borrower only when the Agent has received in form and substance satisfactory to it at least three Business Days before the first Drawing Notice:

3.1.1	a current copy of the Borrower’s Certificate of Incorporation and Regulations.;

3.1.2	a certified copy of the latest audited financial statements of the Borrower;

3.1.3	an opinion of an independent firm of lawyers acting for the Borrower acceptable to the Agent substantially in the form set out in Schedule D;

3.1.4	resolutions of Borrower approving the execution delivery and performance of this Agreement, the other security documents and the transactions contemplated herein and therein duly adopted by Borrower’s Board of Directors and accompanied by a certificate of Borrower’s Secretary stating that such resolutions are true and correct, have not been altered or revoked and are in full force and effect.

3.1.5	a signed certificate of Borrower’s Secretary which shall certify the name of the officer of Borrower authorized to sign each of the Loan Documents together with the true signature of such officer.

3.1.6	the Medium Term Loan Agreement duly executed by the parties.

3.1.7	the Fixed Debenture over assets of the Borrower as per clause 21 herein, duly executed by the Agent and the Borrower in the form of Schedule F.

3.1.8	the Assignment and Domiciliation of Sales Proceeds as per clause 21 herein duly executed by the Agent and the Borrower in the form of Schedule G.

3.1.9	evidence that Borrower has insured or arrangements satisfactory to the Banks shall have been made, if not already made, for Borrower to insure its properties and business with financially sound and reputable insurers against loss and damage in such manner and to the same extent as shall be no less than generally accepted as customary in regard to property and business of like character.

3.1.10	a valuation report on the assets to be used as security in the form attached to the Fixed Debenture created in favour of the Banks as per clause 21 herein.

3.1.11	the Subordination Agreement, duly executed by the Agent, Borrower and Bogoso Holdings, in the form of Schedule I.

3.1.12	an irrevocable and unconditional undertaking by the Borrower that as per its. Foreign Exchange Retention Account Agreement, thirty five percent (35%) of its bullion proceeds shall be paid to Ghana International Bank, and remitted through Ecobank Ghana Limited’s account no. 0001362303 held at Ghana International Bank, throughout the tenor of the Facility.

3.1.13	a copy of an updated certified project status report confirming the percentage completion of the BIOX Plant.

4	Drawdown

4.1	Subject to:

4.1.1	the prior satisfaction of the provisions of clause 3;

4.1.2	no Event of Default having occurred and being continuing or being likely to occur by reason of drawdown of the Advance and;

4.1.3	the representations and warranties set out in clause 9 being correct on and as of the date of such Advance as though made on and as of such date, the Borrower may serve on the Agent in writing a Drawing Notice, to be actually received by the Agent not later than 12.00 noon (GMT) five Business Days before the proposed date of the Advance and to take effect not later than the Final Maturity Date.

4.2	The Drawing Notice shall specify the amount of each Advance.

4.3	On receipt of a valid Drawing Notice duly completed, the Agent shall notify each of the Banks of the amount and date of the proposed Advance and each Bank shall, subject to the provisions of this Agreement, make available to the Agent on the due date its participation in that Advance in accordance with the provisions of clause 12.

4.4	A Drawing Notice shall be irrevocable and the Borrower shall borrow the stated amount on the stated date.

4.5	Multiple drawings shall be permitted during the Availability Period. All such drawings will be consolidated at the earlier of the date of the last Advance or at the end of the Availability Period.

4.6	Should any Advance not be made by reason of non-fulfillment of any of the provisions set out in clause 4.1, the Borrower shall on demand indemnify each Bank against all losses and expenses suffered by it in liquidating or otherwise employing deposits from third parties acquired or arranged to fund its participation in such Advance following receipt from the Agent of details of the terms of the Drawing Notice in respect of such Advance.

5	Interest

5.1	The period of the Loan’s subsistence shall be divided into Interest Periods which shall each be for a period of one month.

5.2	The rate of interest payable on an Advance or the Loan for each Interest Period shall be the U.S. prime rate (currently 8.25%) per annum plus a spread of 1%.

5.3	Interest under this Agreement shall accrue from day to day, and be paid by the Borrower to the Agent for the account of the Banks in arrears on each Interest Payment Date.

5.4	The Agent shall certify to the Borrower and the Banks each rate of interest as soon as it is determined under this Agreement and any such certificate of the Agent shall, in the absence of manifest error, be conclusive and binding upon the parties hereto.

5.5	Interest shall be payable in the currency in which the Advance (or in the case of interest payable under the provisions of clause 5.6., the overdue amount) in respect of which it is payable is denominated during the Interest Period current or ending on the date on which it is payable.

5.6	If the Borrower shall fail to pay any amount in accordance with this Agreement, the Borrower shall pay interest on that amount from the date of default up to the date of actual payment (as well after as before judgment) at the rate per annum which is certified by the Agent to be 10 per cent above the US Prime rate (as determined and published from time to time) on such overdue amount. Interest payable under this clause 5.6 which is unpaid at the end of each Interest Period shall thereafter be consolidated with the principal amount owing and unpaid.

6.	Repayment

6.1	Subject to the provisions of this Agreement, the amount of the Loan outstanding at the end of the Availability Period shall be repaid by 24 equal installments from the end of the Moratorium period, on each of the Repayment Dates. All amounts of the Loan outstanding shall be repaid in full by the Final Maturity Date.

7	Cancellation and prepayment

7.1	The Borrower may at any time without penalty by giving at least thirty days’ prior written notice to the Agent to that effect (i) prepay the Loan in whole or in part on any Interest Payment Date or (ii) cancel in whole or part prior to the end of the Availability Period the undrawn and uncancelled Facility subject, however, to the payment on the prepayment date or cancellation date (as the case may be) of any other amounts then due pursuant to the terms and conditions of this Agreement.

7.2	Any notice given under clause 7.1 shall be irrevocable and, in the case of prepayment, shall commit the Borrower to prepay to the Agent for account of the Banks the Advance[s] (or part thereof) referred to therein on the date therein stated and shall be applied in reduction of the Borrower’s repayment obligations under clause 7 in inverse order of maturity.

7.3	No amount prepaid or cancelled in accordance with this clause shall be capable of being re-drawn.

7.4	Except as expressly provided herein, the Borrower may not prepay the Loan or cancel the Facility in whole or in part.

8	Fees

8.1	The Borrower shall pay to the Agent, for the account of the Banks, a facility fee, which shall be calculated at the rate of 0.5% per cent of the Facility amount, payable on the date on which this Agreement is executed by the parties.

8.2	The Borrower shall pay to the Agent, for the account of the Banks, a processing fee, which shall be calculated at the rate of 0.5% per cent of the Facility amount, payable on the date on which this Agreement is executed by the parties.

9	Representations and warranties

9.1	The Borrower acknowledges that each of the Banks and the Agent has entered into this Agreement in reliance on representations by the Borrower in the following terms and the Borrower hereby accordingly warrants and represents to each of them that:

9.1.1	the Borrower is duly incorporated with limited liability and validly existing under the laws of Ghana;

9.1.2	the Borrower has power under its Regulations to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate or other action required to authorize the execution and performance by the Borrower of its obligations hereunder has been duly taken, including the obtaining of all consents or approvals of, or exemptions by, any state, governmental or public bodies and authorities required in Ghana (‘authorizations’) in connection with the acceptance by the Borrower of the terms and conditions of this Agreement and all obligations to be performed by it hereunder;

9.1.3	the signing and delivery of this Agreement and performance of any of the transactions contemplated in it will not:

(a)	contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Borrower or any of its assets is bound or affected; or

(b)	cause any limitation on it or the powers of its directors (whether imposed by any of its constitutional documents or by any law, order, judgment, agreement, instrument or otherwise) to be exceeded;

9.1.4	The Borrower has obtained governmental and other authorizations, approvals, licences, consents and exemptions of, and made all declarations to, governmental and other regulatory authorities and agencies necessary for the execution by the Borrower of this Agreement (and all other documents herein referred to requiring such execution), for the borrowing of the Loan hereunder, for the payment of all amounts due to the Agent and the Banks in connection with the Loan, for the observance and performance by the Borrower of its obligations and duties hereunder and for all other matters and things contemplated by this Agreement and to render this Agreement and such other documents legal, valid, enforceable and admissible in evidence;
9.1.5	all material acts, conditions and things required by the law of Ghana to be carried out, fulfilled and performed in order to ensure that the obligations of the Borrower contained in this Agreement are legal, valid and enforceable and to make this Agreement admissible in evidence in Ghana have been carried out, fulfilled and performed in strict compliance with the laws of Ghana, in particular, no registration, recording, filing or notarization of this Agreement and no payment of any duty or tax and no other action whatsoever is necessary or desirable to ensure the validity, enforceability or priority in Ghana of the liabilities and obligations of the Borrower or the rights of the Agent and the Banks (or any of them) under this Agreement;
9.1.5	under the laws of Ghana in force at the date hereof, the claims of the Banks against the Borrower hereunder will rank pari passu with the claims of all other unsecured indebtedness of the Borrower;

9.1.6	the Borrower is not entitled to claim immunity from suit, execution, attachment, or other legal process in Ghana;

9.1.7	no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument by which the Borrower or any of its assets is bound or affected which might either have a material adverse effect on the business, assets or condition of the Borrower or materially and adversely affect its ability to observe or perform its obligations hereunder;

9.1.8	no litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims either have a material adverse effect on its business, assets or condition or materially and adversely affect its ability to observe or perform its obligations under this Agreement, is presently in progress or pending or, to the best of the knowledge, information and belief of the Borrower, threatened against the Borrower or any of its assets;

9.1.9	all necessary returns have been delivered by or on behalf of the Borrower to the relevant taxation authorities, the Borrower is not in default in the payment of any taxes of a material amount, and no material claim is being asserted with respect to taxes which is not disclosed in the financial statements referred to in clause 9.1.10;

9.1.10	the audited financial statements (including the income statement and balance sheet) of the Borrower for the year ended December 2005 have been prepared in accordance with accounting principles generally accepted in Ghana and consistently applied, give a true and fair view of the results of its operations for that year and the state of its affairs at that date and, in particular, accurately disclose all the liabilities (actual or contingent) of the Borrower;

9.1.11	save as permitted under clause 10.1.1(a) below, none of the assets of the Borrower is affected by any Encumbrance and the Borrower is not a party to nor is it or any of its assets bound by any order, agreement or instrument under which the Borrower is or in certain events may be required to create, assume or permit to arise any Encumbrance;

9.1.12	the Information Memorandum dated as of September 4, 2006circulated at the request of the Borrower to each of the Banks and the information furnished by the Borrower in connection with the Facility do not contain any untrue statement or omit to state any fact the omission of which makes the statements therein misleading, in the light of the circumstances under which they were made, misleading and all expressions of expectation, intention, belief and opinion therein were honestly made on reasonable grounds, after due and careful enquiry by the Borrower;

9.1.13	the Borrower has taken no corporate action nor have any other steps been taken or legal proceedings started or threatened against the Borrower for its winding up, dissolution or reorganization or for the appointment of a receiver, administrator, trustee or similar officer to the Borrower or any or all of its assets and undertaking;

9.1.14	the Banks are not nor will they be deemed to be domiciled or carrying on business in Ghana by reason only of the execution, performance and/or enforcement of this Agreement; and

9.1.15	the Borrower has disclosed fully in writing to the Agent all facts relating to it which it knows or should reasonably know and which are material for disclosure to the Banks (or any of them) in the context of this Agreement; and

9.2	The representations and warranties in this clause 9 shall be deemed to be repeated, updated mutatis mutandis at each such date, on the date of each Drawing Notice, on the making of each Advance and on the first day of each Interest Period.

10	Undertakings

10.1	The Borrower undertakes with the Banks that, from the date hereof until all its liabilities under this Agreement have been discharged:

10.1.1	the liabilities of the Borrower under this Agreement will continue to rank at least equally and rateably (pari passu) in point of priority and security with all its other liabilities (both actual and contingent) including the fixed debenture created pursuant to the Barclays Facility except:

(a)	liabilities giving rise to liens or rights of set-off in the normal course of trading, the aggregate amount of which is not material; and

(b)	liabilities which are preferred solely by Ghanaian law and not by reason of any Encumbrance and

(c)	fixed debentures created pursuant to the Caterpillar Facility.

10.1.2	the Borrower will not create or permit to exist over all or any part of its business or assets (present or future) any Encumbrance (other than any excepted above and the Fixed Debentures created pursuant to the Caterpillar Facility and the Barclays Facility respectively,) unless the benefit of such Encumbrance is forthwith extended equally and rateably, to the satisfaction of the Banks, to the liabilities of the Borrower under this Agreement. In default of such extension, the person entitled to the Encumbrance shall (if he had notice of this undertaking) hold the Encumbrance (and any proceeds arising from its enforcement) pro tanto upon trust for each of the Banks;

10.1.3	the Borrower will use the Facility only for the purpose of part-financing the completion of a bio-oxidization plant.

10.1.4	the Borrower will deliver to the Agent as soon as they become available, but in any event within 120 days of the end of each of its financial periods (which shall not be longer than fifteen months), copies (in sufficient numbers for all the Banks) of its audited financial statements for that period. Such statements shall: (i) contain an income statement and a balance sheet, (ii) accurately disclose all its liabilities (actual or contingent), (iii) be prepared in accordance with accounting principles for the time being generally accepted in Ghana and consistently applied by, and be certified without qualification by, a firm of independent accountants of recognized international standing and (iv) give a true and fair view of the result of the operations and the state of affairs of the Borrower;

10.1.5	the Borrower will supply promptly to the Agent such additional financial or other information as it may from time to time reasonably request including a monthly report on the expansion project;

10.1.6	the Borrower will maintain in full force and effect all relevant authorizations (governmental and otherwise) and will promptly obtain any further authorization which may become necessary to enable it to perform any of the transactions contemplated by this Agreement;

10.1.7	the Borrower will conduct its business in a proper and efficient manner;

10.1.8	the Borrower will give the Agent written notice of any Event of Default forthwith and not later than 7 days upon its becoming aware of the occurrence thereof; and

10.1.9	Borrower not to pay any dividends without notifying the Banks while any payment remains outstanding.

11	Changes in law: increased costs

11.1	Where the introduction or variation of any law, order, regulation, ruling or official directive or any change in the interpretation or application thereof makes it apparent to any Bank that it is or will be unlawful for that Bank to maintain, fund or give effect to its obligations under this Agreement:

11.1.1	that Bank’s obligation to participate in any future Advances shall forthwith be suspended and the Facility shall be suspended to such extent;

11.1.2	that Bank shall notify the Borrower through the Agent of the nature of the circumstances and (in consultation with the Borrower and the Agent) use all reasonable efforts to avoid such illegality including, without limitation, by considering a change (subject to obtaining any necessary consents) in its Lending Office or transferring its participation at par to other financial institution(s) (whether or not affiliated) not affected by such law, order, regulation or directive; and

11.1.3	if the illegality cannot be so avoided, the Borrower shall on demand prepay to the Agent for the account of that Bank without premium or penalty all of that Bank’s participation in the Loan (together with accrued interest thereon and any other amounts then due to such Bank hereunder).

11.2	Where any Bank determines that the introduction or variation of any law, order, regulation or official directive or any change in the interpretation or application thereof or compliance with any requirement or request (whether in any case having the force of law or not) from any central bank or other fiscal, monetary or other authority relating to monetary control, prudential gearing, capital adequacy, risk measures or otherwise including, without limitation, one which:

11.2.1	subjects that Bank to any tax relating to any payment hereunder (other than tax on its overall net income); or

11.2.2	changes the basis of taxation of any payment to that Bank (other than a change in the rate of tax on overall net income) hereunder; or

11.2.3	imposes, modifies or deems applicable any reserve, deposit or similar requirement against any assets held by, or deposits with, in or for the account of, or loans made by, that Bank; or

11.2.4	imposes on that Bank any other condition affecting its participation in the Facility or the Loan, and would (i) increase the cost to that Bank of making or maintaining its participation in the Facility or the Loan, (ii) reduce the amount of any sum received or receivable by it in respect of its participation in the Facility or the Loan, (iii) oblige it to make any payment on or calculated by reference to the amount of any sum received or receivable by it from the Borrower under this Agreement or (iv) reduce the Bank’s income by reason of any restriction on its capacity to lend to the extent that such reduction may be attributed to or in proportion to that Bank’s participation hereunder, then:

11.2.5	that Bank shall notify the Borrower through the Agent of the circumstances leading to its determination and use all reasonable efforts to avoid such circumstances in the manner specified in clause 11.1.2 above;

11.2.6	the Borrower shall on demand pay to the Agent for the account of that Bank such amounts as that Bank from time to time and at any time (including after a prepayment of that Bank’s participation) notifies the Agent to be necessary to compensate it for such additional cost, reduction or payment; and

11.2.7	at any time thereafter, so long as the circumstances giving rise to the obligation to make a compensating payment continue, the Borrower may, by giving at least ten Business Days’ prior written notice to the Agent (which notice shall be irrevocable), (i) without payment (other than of accrued commitment commission to the date of cancellation), premium or penalty, discharge such Bank from its obligation to participate in further Advances and/or (ii) prepay to the Agent for account of such Bank, without premium or penalty, that Bank’s participation in the Loan, together with accrued interest and any other amounts then due in respect of such participation in accordance with the terms and conditions of this Agreement (including any sum payable under the indemnity contained herein on the expiry date of the current Interest Period during which the Borrower receives from the Agent the claim on behalf of such Bank. In such event, the amount of each subsequent repayment installment shall be proportionately reduced.

12	Payments

12.1	All payments to be made by the Borrower shall be made:

12.1.1	by payment in Dollars in same day funds on the relevant day to Ghana International Bank for the account of the Agent; and

12.2	The Agent shall remit to each Bank for value the same day its due proportion thereof by transfer to such account as such Bank previously has notified to the Agent.

12.3	All amounts to be advanced by the Banks to the Borrower under this Agreement shall be remitted in Dollars in same day funds on the relevant day to the account of the Agent at Ghana International Bank and the Agent shall make the same available to the Borrower on the same day by payment in Dollars to such account and bank as shall have been specified in the relevant Drawing Notice or notice pursuant to clause 4.1. If the Agent makes available to the Borrower any amount which has not been made unconditionally available to the Agent by any Bank the Borrower shall forthwith on notice from the Agent repay the same to the Agent.

12.4	All payments by the Borrower under this Agreement (whether in respect of principal, interest, fees or otherwise however) shall be made in full, without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges, levies or otherwise howsoever) unless the Borrower shall be prohibited by law from so doing, in which event the Borrower shall:

12.4.1	ensure that the deduction or withholding does not exceed the minimum amount legally required;

12.4.2	forthwith pay to the Agent for the account of each Bank such additional amount as will ensure that the net amount received by that Bank will equal the full amount which would have been received and retained by it had no such deduction or withholding been made;

12.4.3	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the requisite deduction or withholding; and

12.4.4	furnish to the Agent promptly after receipt, and in any event within sixty days of making such deduction or withholding on behalf of the Bank concerned, an official receipt of the applicable taxation or other authorities involved for all amounts deducted or withheld as aforesaid.

12.5	If any payment would otherwise be due on a day which is not a Business Day, it shall be due on the next succeeding Business Day or, if that Business Day falls in the following month, on the preceding Business Day.

13	Default

13.1	the following shall constitute an event of default, if :

13.1.1	the Borrower fails to pay any sum due from it hereunder on the due date or on demand, if so payable;

13.1.2	the Borrower fails to observe or perform any of its other obligations under this Agreement or under any undertaking or arrangement entered into in connection herewith and, in the case of a failure capable of remedy, the same is not remedied within twenty-one days after the Borrower became aware of the failure, to the Banks’ satisfaction;

13.1.3	any representation, warranty or statement which is made (or deemed to have been made) by the Borrower in this Agreement or in any certificate, statement, legal opinion or notice provided under or in connection with this Agreement proves to be incorrect in any material respect or if repeated at any time with references to the facts and circumstances subsisting at such time would not be accurate in all material respects;

13.1.4	any provision of this Agreement is or becomes for any reason, invalid or unenforceable or any consent or approval required by the Borrower for the performance of its obligations hereunder is revoked or modified;

13.1.5	the Borrower transfers or disposes of, or threatens to transfer or dispose of, a substantial part of its business or assets which in the determination of the Banks would affect its operations and thereby its ability to perform its obligations under this Agreement;

13.1.6	the Borrower changes or threatens to change the nature or scope of its business, suspends or threatens to suspend a substantial part of its present business or any governmental authority expropriates or threatens to expropriate all or part of its assets and the result of any of the foregoing is, in the determination of the Banks, materially and adversely to affect its financial condition or its ability to perform its obligations under this Agreement;

13.1.7	any indebtedness of the Borrower becomes due or capable of being declared due before its stated maturity, or the Borrower goes into default under, or commits a breach of, any instrument or agreement relating to any such indebtedness;

13.1.8	any petition or application is made for the appointment of a trustee, administrator, receiver or similar officer in respect of all or any part of the business or assets of the Borrower;

13.1.9	an encumbrancer takes possession of, or a trustee, administrator, receiver or similar officer is appointed in respect of all or any part of the business or assets of the Borrower or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within seven days or any Encumbrance which may for the time being affect any of its assets becomes enforceable;

13.1.10	the Borrower becomes or is declared insolvent;

13.1.11	the Borrower convenes a meeting of its creditors or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors or a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the Borrower (other than while solvent for the purposes of and followed by a reconstruction previously approved in writing by the Banks); then or at any time thereafter, the Agent may, and upon the request of the Banks shall, by notice to the Borrower, declare the Loan to be immediately due and payable whereupon:

13.1.11.1	it shall become so due and payable, together with accrued interest thereon and any other amounts then payable under this Agreement; and/or

13.1.11.2	no further Advances shall be made and the Facility shall be cancelled.

13.2	If and whenever the Agent is notified under this Agreement of the occurrence of an Event of Default, it shall promptly inform each of the Banks.

14	Default indemnity: expenses

14.1	The Borrower shall fully indemnify the Agent and each of the Banks from and against any expense, loss, damage or liability (as to the amount of which the certificate of the Agent shall, save for manifest error, be conclusive and binding upon the parties hereto) which any of them may incur as a consequence of the occurrence of any Event of Default, of any failure to borrow in accordance with a Drawing Notice or of any prepayment under this Agreement or otherwise in connection with this Agreement. Without prejudice to its generality, the foregoing indemnity shall extend to any interest, fees or other sums whatsoever paid or payable on account of any moneys borrowed in order to fund any unpaid amount and to any loss (including loss of profit), premium, penalty or expense which may be incurred in liquidating or employing deposits from third parties acquired to make, maintain or fund the Loan (or any part of it) or any other amount due or to become due under this Agreement.

14.2	The Borrower shall pay on demand, in each case on the basis of a full indemnity:

14.2.1	to the Agent (for its own account or (as the case may require) for the account of each of the Banks) all reasonable expenses (including legal and out-of-pocket expenses) incurred in connection with any variation consent or approval relating to this Agreement or in connection with the preservation, enforcement or the attempted preservation or enforcement of any of their rights under this Agreement; and

14.2.2	any stamp, documentary and other duties and taxes to which this Agreement may be subject or give rise and shall fully indemnify the Agent and each of the Banks from and against any losses or liabilities which they may incur as a result of any delay or omission by the Borrower to pay any such duties or taxes.

15	The agent

15.1	Each Bank hereby appoints the Agent to act as its agent in connection herewith and authorizes the Agent to exercise such rights, powers and discretions as are specifically delegated to it by the terms hereof, together with all such rights, powers and discretions as are reasonably incidental thereto.

15.2	When acting in connection with this Agreement, the Agent may:

15.2.1	assume that none of the events mentioned in clause 13 has occurred and that the Borrower is not in breach of or default under its obligations hereunder unless it has actual knowledge or received actual notice to the contrary;

15.2.2	assume that each Bank’s Lending Office is that identified in the preamble above until it has received from such Bank notice designating some other office of such Bank as its Lending Office and act upon such notice until the same is superseded by further notice;

15.2.3	engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

15.2.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower;

15.2.5	rely upon any communication or document believed by it to be genuine and correct;

15.2.6	exercise or refrain from exercising any power or discretion vested in it hereunder unless and until instructed by the Banks as to the manner in which such power or discretion should be exercised; and

15.2.7	without prejudice to the generality of clause 15.2.6, refrain from acting in accordance with any instructions of the Banks or any of them to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have been indemnified to its satisfaction against any and all damages, costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instructions.

15.3	The Agent shall:

15.3.1	promptly upon receipt thereof, inform each Bank of the contents of any notice or document received by it from the Borrower hereunder;

15.3.2	promptly upon the receipt thereof, notify each Bank of the occurrence of any of those events mentioned in clause 13 or any default by the Borrower in the due performance of its obligations under this Agreement of which it has actual knowledge or received actual notice;

15.3.3	subject as herein before provided, act in accordance with any instructions given to it by the Banks; and

15.3.4	if so instructed by the Banks, refrain from exercising a right, power or discretion vested in it under clause 13.

15.4	The Agent shall not:

15.4.1	be bound to enquire as to the cause of the occurrence or otherwise of any of those events mentioned in clause 13 or as to the reason for any breach by the Borrower of its obligations hereunder with the exception of such an event as is stated in clause 13.1.1;

15.4.2	be bound to begin legal action or proceeding arising out of or in connection with this Agreement, otherwise than on the instructions of the Banks;

15.4.3	be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

15.4.4	be bound to disclose to any other person any information relating to the Borrower received by it, if such disclosure would or might, in the opinion of the Agent, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

15.4.5	be under any fiduciary duty towards any Bank or the Borrower or under any obligations other than those for which express provision is made herein;

15.4.6	resign from or appoint a successor for the performance of its duties herein without the consent of the Banks.

15.5	Neither the Agent nor any of its directors, officers, employees or agents shall be liable:

15.5.1	for the execution, validity, enforceability or effectiveness of this Agreement or any document delivered pursuant thereto or connected therewith; or

15.5.2	for any failure of the Borrower, or any of the Banks duly and punctually to observe and perform any of its obligations under this Agreement; or

15.5.3	for any statements, representations or warranties made or referred to in this Agreement or any information given to any of the Banks in connection with this Agreement; or

15.5.4	for any action taken or omitted by any of them under or in connection with this Agreement in good faith.

15.6	Where the Agent, in complying with instructions received by it from the Banks, incurs any costs, claims, damages, expenses (including legal fees) and liabilities, each Bank shall indemnify the Agent, in the proportion its share of the Loan (or, if no Advances have yet been made, the Facility) bears to the aggregate amount thereof at the time any instructions are given.

15.7	Each Bank agrees that the Agent shall not be responsible for the accuracy and completeness of any representation made (whether orally or otherwise) herein or in connection herewith, or for the validity, effectiveness, adequacy or enforceability of this Agreement or for the creditworthiness of the Borrower. Neither the Agent nor any of its directors, officers or employees shall be under any liability for or in respect of any action taken by it or them in relation to this Agreement save for their own gross negligence or willful misconduct.

15.8	With respect to its own participation in the Facility and the Loan, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise them as though it were not also acting as agent for the Banks. The Agent and its associates and affiliates may, without liability to disclose or account, engage in any kind of financial, trust or commercial business with, or acquire or dispose of any kind of security of, the Borrower (or any of its associates or affiliates) as if the Agent were not the agent for the Banks. The Agent shall have no obligation to disclose or account for any dealings which it may have had with the Borrower or any of its associates or affiliates prior to the date of this Agreement.

15.9	It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, affairs, status and nature of the Borrower. Accordingly, each Bank confirms to the Agent that it has not relied, and will not hereafter rely, on it or them:

15.9.1	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter circulated to such Bank by the Agent); or

15.9.2	to assess or keep under review on its behalf the financial condition, creditworthiness or affairs of the Borrower. Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent any claim it might have against any of them in respect of the matters referred to in clause 15.5.

15.10	If the Agent in good faith makes available to the Borrower an amount which has not been made unconditionally available to the Agent by a Bank, then that Bank shall indemnify the Agent against any loss which the Agent suffers or incurs as a result. Unless the Borrower notifies the Agent before the date any payment is due hereunder that it does not intend to make payment, the Agent may assume that the Borrower has made that payment when so due and the Agent may make available to each Bank on that payment date an amount equal to that Bank’s share of the assumed payment. If the Borrower has not made payment to the Agent, each Bank shall on demand repay to the Agent for value on the date of such payment the amount made available to that Bank.

16	Change in agent

16.1	The Agent may at any time notify the Borrower and the Banks of the proposed termination of its agency. After the giving of any notice of proposed termination, the Banks may in writing appoint, on behalf of the Banks, a successor as Agent. If such successor has not accepted in writing the appointment within thirty days after the notice of proposed termination, the Agent may within a further thirty days appoint, on behalf of the Banks, a successor which shall be a Bank with an office in Ghana. Upon the written acceptance (in such form as the Banks may approve) by the successor of its appointment as Agent:

16.1.1	as regards the Borrower and each of the Banks, such successor shall become bound by all the obligations of the Agent and become entitled to all the rights, privileges, powers, authorities and discretions of the Agent hereunder;

16.1.2	the agency of the retiring Agent shall terminate, but without prejudice to any liabilities which the retiring Agent may have incurred prior to the termination of its agency;

16.1.3	the retiring Agent shall be discharged from any further liability or obligation under this Agreement; and the provisions of this Agreement shall continue in effect for the benefit of any retiring Agent in respect of any actions taken or omitted to be taken by it or any event occurring before the termination of its agency.

17	Miscellaneous

17.1	Evidence of indebtedness

In any proceedings relating to this Agreement:

17.1.1	a statement as to any amount due to the Banks under this Agreement which is certified as being correct by an officer of the Agent; and

17.1.2	a statement as to any amount due to a Bank under this Agreement which is certified as being correct by an officer of the Bank; shall, unless otherwise provided in this Agreement, be prima facie evidence that such amount is in fact due and payable.

17.2	Application of moneys

If any sum paid or recovered in respect of the liabilities of the Borrower under this Agreement is less than the amount then due, the Agent may apply that sum to principal, interest, fees or any other amount due under this Agreement in such proportions and order and generally in such manner as the Banks shall determine.

17.3	Set-off

The Borrower authorizes each Bank to the fullest extent permitted by law to apply any credit balance to which the Borrower is entitled on any account of the Borrower with that Bank in satisfaction of any sum due and payable from the Borrower hereunder but unpaid. For this purpose, each Bank is authorized to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. No Bank shall be obliged to exercise any right given to it by this clause.

17.4	Bank’s contributions

17.4.1	Any Bank which receives or recovers any amount (other than from the Agent) in respect of sums due from the Borrower under this Agreement (whether by set-off or otherwise) (a ‘Recovering Bank’) shall promptly notify the Agent of such receipt or recovery and the amount thereof. The Agent shall, as soon as practicable thereafter, ascertain from the Banks the aggregate sums received or recovered by the Banks (whether by the exercise of any right of set-off or otherwise) and what payments are required to be effected for such aggregate to be divided amongst the Banks in proportion to their participations.

17.4.2	The Banks shall promptly make such payments to each other, through the Agent, as the Agent shall direct to effect the proportionate division referred to above.

17.4.3	Any payment previously received by a Recovering Bank which is required to make a payment or payments pursuant to clause 17.4.2 shall, subject to the following provisions, be deemed to have been made by the Borrower on the basis that the provisions of this clause 17.4 would be applied and the liabilities of the Borrower to each of the Banks shall accordingly be determined on the basis that such payment or payments would be made as a distribution on behalf of the Borrower.

17.4.4	Clause 17.4.3 shall not apply to any amount received or recovered as a result of which the indebtedness of the Borrower to the Recovering Bank is as a matter of law extinguished, discharged or satisfied by the amount received or recovered; in this event, any payment or payments required to be made pursuant to clause 17.4.2 shall, for the purpose only of determining the liabilities of the Borrower to the Banks (other than the Recovering Bank) and the liabilities of the Banks to each other, be deemed to have been made on behalf of the Borrower in respect of its obligations under this Agreement and the Borrower shall fully indemnify the Recovering Bank for such payment or payments.

17.4.5	Any moneys payable by the Borrower under clause 17.4.4 shall be regarded as payable from the date the Recovering Bank makes the payment or payments under clause 17.4.2, shall carry interest from such date and shall, for all purposes of this Agreement, be treated in the same way as other amounts payable hereunder as though such moneys were payable in respect of the participation of the Recovering Bank (whether or not the indebtedness in respect of such participation has been satisfied in whole or in part).

17.4.6	The parties shall make such payments and take such steps as may be just and equitable to readjust the position of the parties if a Bank, having followed the procedures required above, is subsequently required to return any sum.

17.4.7	The obligation of each Bank under this clause 17.4 is several. The Borrower hereby acknowledges its consent to the arrangements contained in this clause 17.4.

17.5	Invalidity of any provision

If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

17.6	Waivers

Time shall be of the essence of this Agreement, but no failure to exercise nor any delay in exercising on the part of the Agent or any Bank any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

18	Notices

18.1	Each communication to be made hereunder shall be in writing but, unless otherwise stated, may be made by telefax or letter.

18.2	Any communication or document (unless made by telefax) to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has, by fifteen days’ written notice to the Agent, specified another address ) be made or delivered to that other person at the address identified with its signature below and shall be deemed to have been made or delivered when such communication or document has been despatched or when left at that address or, as the case may be, seven days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address, provided that any communication or document to be made or delivered to the Agent shall be effective only when received by the Agent at the address to which it is to be sent.

18.3	Where any provision of this Agreement specifically contemplates telefax communication made by one person to another, such communication shall be made to that other person at the relevant telephone number specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been notified to such other person by telex and an appropriate answerback received. Each such telefax communication, if made to the Agent by the Borrower, shall be signed and despatched by an authorized officer of the Borrower and shall be expressed to be for the attention of the account officer whose name has been notified for the time being for that purpose by the Agent to the Borrower.

19.	Assignment and transfers

19.1	Any Bank may at any time and at its own costs:

19.1.1	assign all or any of its rights and benefits hereunder; or

19.1.2	transfer, in accordance with clause 19.3, all or any of its rights, benefits and obligations hereunder.

19.2	If any Bank assigns all or any of its rights and benefits hereunder, then, unless and until the assignee has agreed with the Agent and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been a party hereto as a Bank, the Agent and the other Banks shall not be obliged to recognize such assignee as having the rights against each of them which it would have had if it had been a party hereto.

19.3	If any Bank wishes to transfer all or any of its rights, benefits and/or obligations hereunder, then such transfer may be effected by the delivery to the Agent of a duly completed executed Transfer Certificate, whereupon:

19.3.1	to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer its rights and/or its obligations hereunder as a Bank, the Borrower and such Bank shall each be released from further obligations to the other hereunder and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this clause 19.3 as ‘discharged rights and obligations’);

19.3.2	the Borrower and the Transferee party thereto shall each assume obligations towards each other and/or acquire rights against each other which differ from the discharged rights and obligations only in so far as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and such Bank; and

19.3.3	the Agent, the Transferee and the other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights and/or the obligations acquired or assumed by it as a result of such transfer.

19.4	The Agent shall promptly notify the other parties hereto of the receipt by it of any Transfer Certificate and shall deliver a copy thereof to the Borrower.

19.5	Any Bank may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter into contractual relations with such Bank in relation to this Agreement such information about the Borrower and the terms of this Agreement as such Bank shall consider appropriate.

19.6	The Borrower may not assign or transfer any of its rights, benefits or obligations hereunder save with the prior written consent of each Bank.

20.	Additional Bank

20.1	Ghana International Bank Plc or such other Bank(s) as shall be agreed upon by the Agent, the Banks and the Borrower (the Additional Bank(s)) may at its own costs become a party to this Agreement by delivering to the Agent a duly completed and executed Accession Letter in the format set out in Schedule E hereto, provided that the aggregate of the Facility Amount and the facility to be provided pursuant to the Barclays Facility to the Borrower, shall not exceed US$35 Million and that no Accession Agreement shall be entered into after January 31, 2007.

20.1.1	The Agent, the Additional Bank and the other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such Additional Bank been an original party hereto as a Bank with the rights and/or the obligations acquired or assumed by it as a result of entering into such Accession Agreement.

20.1.2	the Borrower and the Additional Bank shall each assume the same obligations towards each other and/or acquire the same rights against each other as they would have acquired and assumed had such Additional Bank been an original party hereto as a Bank with the rights and/or the obligations acquired or assumed by it as a result of entering into such Accession Agreement.

20.2	The Agent shall promptly notify the other parties hereto of the receipt by it of any Accession Agreement and shall deliver a copy thereof to the Borrower.

21.0	Security

21.1	Borrower agrees to procure as security for the Facility hereby granted the following:

21.1.1	First ranking Fixed charge over the assets of the Borrower set out in the Fixed Debenture inclusive of the BIOX Plant, exclusive of mobile mining equipment financed by and charged in favour of Caterpillar Financial Services Corporation, and stamped to cover the overall exposure.

21.1.2	Assignment and Domiciliation of sales proceeds equivalent to 1.25 times the Facility Amount through Ecobank Ghana Limited.

21.1.3	Assignment of Borrower’s rights and interests under all contracts with GRD Minproc and other contractors in respect of the BIOX Plant.

21.2	Borrower has agreed, in consideration of the Banks entering into these arrangements on the terms set out in this Agreement, to give or procure the giving of the security referred to in section 21.1 hereof.

21.3	The security to be furnished by the Borrower at any given time shall be shared pro rata to the commitment of the Banks in relation to the debt outstanding.

21.4	The Banks agree that they shall release the security in full, whereupon the provisions of sections 21 shall forthwith, without the need for further notice, cease to apply, as soon as:

21.4.1	the Facility has been repaid in full and all committed amounts applicable thereto have been reduced to nil; and

21.4.2	all interest, fees, costs and expenses then payable in respect of the Facility, which is subject matter hereof, have been paid in full.

22	Governing law

22.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Ghana..

22.2	The Borrower irrevocably:

22.2.1	submits to the non-exclusive jurisdiction of the courts of Ghana;

22.2.2	waives any objections on the ground of venue or forum non conveniens or any similar grounds;

22.2.3	consents to service of process by post or any other manner permitted by the relevant law;

23.	Entire Agreement, Variation and Waiver

23.1	This Agreement embodies the entire agreement between the Parties as to the subject matter hereof.

23.2	The Parties hereto may by mutual agreement amend this Agreement, however, no alteration or variation of any of the terms or conditions of this Agreement shall be of any force or effect unless it is recorded in writing and signed by authorized representatives of the Parties.

23.3	No latitude, indulgence, consent or forbearance or any similar act by either party in enforcing any provision of this Agreement shall constitute a variation or novation of this Agreement or waiver of or estoppel in respect of its rights under this Agreement.
SCHEDULE A
The Banks and their commitments

1. ECOBANK GHANA LIMITED	- US$ TEN MILLION
2. CAL BANK LIMITED	- US$ FIVE MILLION

SIGNING PAGES FOLLOW
IN WITNESS WHEREOF the parties hereto have affixed their Hands and Seals to this Agreement on the day and year first above written.

THE COMMON SEAL OF ECOBANK GHANA	)
LIMITED ACTING FOR AND ON BEHALF	)	Signature illegible
OF THE BANKS was affixed hereto in the	)
presence of its	)		AGENT

And witnessed by: Signature illegible

NAME: Illegible

ADDRESS: Ecobank Ghana Ltd

SIGNATURE: Signature Illegible

DATE: 11-10-2006

THE COMMON SEAL OF GOLDEN STAR	)
(BOGOSO/PRESTEA) LIMITED	)	/s/ Peter Bradford
was affixed hereto in the presence	)
of its Chairman, Peter Bradford	)		BORROWER

And witnessed by:

NAME: Illegible

ADDRESS: Illegible

SIGNATURE: Signature Illegible

DATE: 11/10/2006

THE COMMON SEAL OF ECOBANK	)
GHANA LIMITED was affixed hereto in the presence	)	Signature illegible
of its	)		LENDER

And witnessed by: Signature illegible

NAME: Illegible

ADDRESS: Ecobank Ghana Ltd

SIGNATURE: Signature Illegible

DATE: 12-10-2006

THE COMMON SEAL OF CAL BANK LIMITED	)	/s/ Frank Adu, jnr
was affixed hereto in the presence	)
of its Managing Director	)		LENDER

And witnessed by:

NAME: Illegible

ADDRESS:

SIGNATURE: Signature Illegible

DATE: 12-10-06